Exhibit 10.3
February 1, 2022
Gary C. Kelly
2702 Love Field Dr.
Dallas, TX 75235-1611

Re:    Terms of Executive Employment
Dear Gary:
The purpose of this letter is to confirm your agreement (the “Agreement”) with Southwest Airlines Co. (the “Company”), effective as of February 1, 2022 (the “Effective Date”), concerning your continued services as an executive of the Company. As of the Effective Date, you agree that your Letter Agreement dated effective as of February 1, 2011 (the “Prior Letter Agreement”) is terminated and will be of no force and effect, but that the Deferred Compensation (as defined below) benefits previously accrued under the Prior Letter Agreement will be provided pursuant to Section 5(c) of this Agreement. Nothing in this Agreement is intended to change the time or form of payment set forth in the Prior Letter Agreement for purposes of Section 409A of the Internal Revenue Code (the “Code”), and Section 5(c) of this Agreement merely restates the material and applicable terms of the accrued Deferred Compensation benefits provided under the Prior Letter Agreement.
1.Term. The term of this Agreement shall commence on the Effective Date and shall expire on the earliest to occur of (a) December 31, 2026, or (b) such other date upon which you and the Company may agree in writing (the “Expiration Date”); provided that your right to receive payment pursuant to Section 5(c) of this Agreement shall remain in effect until all payments due to you have been made. The period from the Effective Date to the Expiration Date is referred to in this Agreement as the “Term.”

2.Change in Position. As of the Effective Date, you will no longer serve as Chief Executive Officer of the Company or as an officer of any subsidiary of the Company for which you serve as an officer. During the Term, you will serve as an employee of the Company and, for so long as you are elected as such by the Board, you will also serve as Executive Chairman of the Board.

3.Duties and Authority. During the Term, you will perform such duties as are specified by the Board from time to time, and you will be vested in all authority reasonably necessary to carry out your duties. You agree to make yourself generally available to consult, upon request, with the Chief Executive Officer of the Company or the Chief Executive Officer’s designees.

4.Necessary Support and Environment. Throughout the Term, and thereafter for so long as you shall desire, you will be provided with an office suite, equipment, and staff support (collectively, “Support”) consistent with the Support you received as Chief Executive Officer of the Company.

5.Compensation.

a.Base Salary. Your annual Base Salary for each year during the Term will be $475,000. The Compensation Committee of the Board may increase your Base Salary at such time and in such amounts as it may determine in its discretion. Your Base Salary will be payable to you in equal semi-monthly installments and will be subject to such payroll and withholding deductions as may be required by law.

b.Performance Bonus and Long-Term Incentive Compensation. The Compensation Committee of the Board may grant incentive compensation to you, both short-term and long-term, in its discretion.

c.Deferred Compensation. Until payment in full of such amounts, the Company will continue to set aside on its books, as previously provided in your Prior Letter Agreement, a special ledger Deferred Compensation Account (the “Account”) for you, and will credit thereto deferred compensation determined as hereinafter provided (“Deferred Compensation”). For the 2022 calendar year, but not thereafter, your Account will be credited with a contribution equal to any contributions (including forfeitures but excluding any elective deferrals actually returned to you) which would otherwise have been made by the Company on your behalf to the Southwest Airlines Co. Profit-sharing Plan and Southwest Airlines Co. 401(k) Plan for the 2022 plan year, but which exceed the amount permitted to be so contributed due to the limitations under Sections 415(c) (the “415(c) Excess Amount”) and 401(a)(17) of the Code. Such 2022 contribution will be made to your Account only to the extent you are otherwise entitled to an allocation of the “Company Contribution” to the Southwest Airlines Co. ProfitSharing Plan for such year in accordance with the terms of the ProfitSharing Plan. All Deferred Compensation credited to your Account (including the Interest hereinafter provided) will be paid to you at the rate of $200,000 per calendar year (subject to such payroll and withholding deductions as may be required by law) (the “Annual Payment”) commencing with the calendar year following the year in which you incur a Separation from Service, with the Company and continuing until the entire amount of Deferred Compensation and Interest credited to the Account has been paid. Although the total amount of Deferred Compensation ultimately payable to you hereunder will be computed in accordance with the provisions set forth above, there will continue to be accrued and credited to the Account annually until the entire balance of the Account has been distributed (whether such distribution takes place during the Term or thereafter), amounts equal to simple interest at the rate of 120% of the Applicable Federal Long-term Rate for January 2023, compounded annually (“Interest”), on the accrued and unpaid balance of the Deferred Compensation credited to the Account as of the preceding December 31. The Annual Payment to be paid in any one calendar year will be paid on the first business day of such calendar year; but the first of such Annual Payment will be deferred to the extent necessary to cause such payment to comply with the six month deferral rule described in Section 409A(a)(2)(B) of the Code if you are a “specified employee” within the meaning of such section at the time of your Separation from Service (as defined below). Notwithstanding the foregoing, in the event of your death, then the unpaid balance of the Deferred Compensation (together with any accrued Interest thereon) will be paid to the executors or administrators of your estate in cash in one lump sum on the first business day of the calendar year next following the calendar year in which your death occurred. The Company, at its election, may fund the payment of Deferred Compensation by setting aside and investing such funds as the Company may from time to time determine. Neither the establishment of the Account, the crediting of Deferred Compensation thereto, nor the setting aside of any funds will be deemed to create a trust. Legal and equitable title to any funds set aside will remain in the Company, and you will have no security or other interest in such funds. Any funds so set aside or invested will remain subject to the claims of the creditors of the Company, present and future. No right, title, interest or benefit under this paragraph will ever be liable for or charged with any of the torts or obligations of you or any person claiming under you, or be subject to seizure by any creditor of you or any person claiming under you. Neither you nor any person claiming under you will have the power to anticipate or dispose of any right, title, interest or benefit under this paragraph in any manner until the same is actually distributed by the Company. For purposes of this section, “Separation from Service” means a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h),under which there occurs a reasonably anticipated permanent reduction in the level of bona fide services performed by you for the Company and all Affiliates to 20% or less of the average level of bona fide services performed by you for the Company and all Affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months. For purposes of this paragraph, the term “Affiliate” means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase “at least 50%” shall be substituted for the phrase “at least 80%” as used therein.
Payments made pursuant to this Section will be subject to applicable tax withholding.
d.MEDICAL AND DENTAL EXPENSES; OTHER BENEFITS.

(1)During the Term, you shall remain eligible to participate in any medical benefit plan or program that the Company makes available to its employees generally. Upon termination of your employment with Southwest, you may continue to participate in any medical benefit plan or program that the Company may then make available to its employees generally. The Company will reimburse you for all of your out-of-pocket expenses (including specifically all premiums and deductibles) that you and your spouse may incur under any such Southwest plan or program.

(2)During the Term, you will also remain eligible to continue to participate in all employee pension, profit sharing, stock purchase, group insurance, and other benefit plans or programs in effect for the Company’s officers generally, to the extent of and in accordance with the rules and agreements governing such plans or programs, so long as the same shall be in effect, with full service credit where relevant for your prior employment by the Company.

(3)Effective as of the Effective Date and your transition to the Executive Chairman role, you will be eligible for paid time off (“PTO”) according to the Company’s PTO policy, based on your years of service and at the part-time rate of accrual. PTO is accrued monthly based on qualifying hours worked and continues to accrue to a maximum of 1.5 times the annual accrual, at which time no additional PTO is accrued until some PTO is taken. With the reinstatement of a PTO accrual cap, and consistent with the treatment of employees who are not members of the Company’s Senior Management Committee, the Company will pay out your accrued and unused PTO above your new cap, plus 40 hours below the cap at your CEO rate, on your February 5, 2022 paycheck.

(4)The Company will reimburse you for reasonable expenses incurred by you in the performance of your duties and responsibilities hereunder.

6.Non-Competition; Trade Secrets; Confidentiality. You agree to the provisions set forth in Exhibit A.

7.Governing Law. This Agreement will be subject to and governed by the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

By signing below, you agree that this Agreement accurately reflects our mutual agreements. This Agreement may be signed in multiple counterparts, each of which will be deemed an original but all of which taken together will constitute a single instrument.

Sincerely,

SOUTHWEST AIRLINES CO.

By:	/s/ Linda Rutherford
	Name:	Linda Rutherford
	Title:	EVP, People & Communications

ACCEPTED AND AGREED:

/s/ Gary C. Kelly
Gary C. Kelly

Date: February 1, 2022

Exhibit A

Confidentiality, Non-Solicitation, Non-Compete
(a)Gary Kelly (the “Employee”) acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business. As defined herein, Confidential Information does not include information that is generally known to other persons or entities who can obtain economic value from its disclosure or use.
(b)Employee is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. Employee acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.
(c)During and after the Term, Employee must hold in confidence and not directly or indirectly disclose or use (for Employee’s benefit or for the benefit of any person or entity other than the Company) or copy or make lists of any Confidential Information unless authorized in writing by the Chief Legal Officer or compelled by legal process, other than to a Company employee or a person to whom disclosure is reasonably necessary or appropriate for the Employee to perform his duties under this Agreement. Employee agrees to use reasonable efforts to give the Company notice of any attempts to compel disclosure of any Confidential Information, by providing the Company with written notice at least five days before disclosure or within one business day after Employee is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice must describe the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date when information is to be disclosed, and must contain a copy of the subpoena, order or other process used to compel disclosure.
(d)All records, files, documents and materials, or copies thereof, relating to the Company’s and its affiliates’ business which Employee prepares, or uses, or which the Company provides to Employee as a result of the Agreement or which the Employee has prepared, or used, or been provided with as a result of Employee’s employment with the Company, in each case, at any time during Employee’s employment during or prior to the Term, will be and remain the sole property of the Company or its affiliates, as the case may be, and Employee must promptly return them to their owner at the end of the Term.
(e)During and after the Term, Employee will cooperate with, and assist, the Company in defense of any claim, litigation, investigation, or administrative proceeding brought against the Company, as reasonably requested by the Company. Such cooperation and assistance includes, but is not limited to (i) interviews of Employee by the Company’s legal counsel as such counsel reasonably requests, (ii) Employee providing documents (or copies thereof) and signing affidavits as such counsel reasonably requests, (iii) Employee appearing for depositions, trials, and other proceedings as such counsel reasonably requests, and (iv) Employee communicating with any party adverse to the Company, or with a representative, agent or legal counsel for any such party, concerning any pending or future claims or litigation or administrative proceeding solely through legal counsel for the Company. The Company will pay all reasonable out-of-pocket expenses Employee incurs in providing such cooperation and assistance, as long as the Company preapproves such expenses. Nothing in this paragraph is intended to cause Employee to testify other than truthfully in any proceeding or affidavit.
(f)During the Term, the Company will provide Employee with Confidential Information of the Company as described in Section (a). Accordingly, in consideration for the Company’s commitment to provide Confidential Information to the Employee and the Consideration and to protect the value of the Confidential Information to the Company, Employee agrees that during the Term of Non-Competition (as defined below) or the Term of Non-Solicitation (as defined below), Employee will not directly or indirectly disclose or use or disclose for any reason any Confidential Information obtained by reason of Employee’s employment relationship with the Company, except as required to conduct the business of the Company. The “Term of Non-Competition” begins on the Effective Date and continues until the one year anniversary of the end of the Term and “The Term of Non-Solicitation” begins on the Effective Date and continues until the one year anniversary of the end of the Term.
(g)Employee acknowledges and agrees that the nature of the Confidential Information that the Company may to provide Employee during the Term would make it difficult, if not impossible, for Employee to perform in a similar capacity for a Competing Business (as defined below) without disclosing or using the Confidential Information. Employee further acknowledges and agrees that the Company’s business is conducted throughout the country in a highly competitive market. Accordingly, Employee agrees that he will not (other than for the benefit of the Company under this Agreement) directly or indirectly, be an officer, director, or employee, during the Term and for one year thereafter, for Delta Airlines, Inc., American Airlines Group, Inc., United Continental Holdings, Inc., Spirit Airlines, Inc., JetBlue Airways Corporation, Alaska Air Group, Inc., Virgin America Inc., Allegiant Air (or Allegiant Travel Co.); or any of the affiliated companies of the forgoing (a “Competing Business”), or during the Term of Non-Solicitation, (i) hire, (ii) attempt to hire, or (iii) contact or solicit for hiring any Company employee without the prior written authorization of Southwest’s Chief Legal Officer. Despite the forgoing,
(h)During the Term of Non-Competition, Employee will not use Employee’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business or engage in public speeches, interviews or podcasts without prior written authorization of Southwest’s Chief Legal Officer; it being understood and agreed to that this Section (h) is in addition to and not be construed as a limitation upon the covenants in Section (g) hereof.
(i)Employee acknowledges that the scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the Company’s (i) confidentiality, (ii) goodwill, (iii) Confidential Information private, and (iv) other legitimate business interests.
(j)If any court determines that any portion of this Exhibit A is invalid or unenforceable, the remainder of this Exhibit A will not thereby be affected and must be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Exhibit A to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.
(k)Employee’s covenants under this Exhibit A must be construed as an agreement independent of any other provision of the Agreement; and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, does not constitute a defense to the Company’s enforcement of this covenant.